Exhibit 99.1

              Cost-U-Less Reports Profitability for Fourth Quarter
                Results Include Charge for Supertyphoon Pongsona

Preston, WA, March 24, 2003

FOURTH QUARTER 2002 RESULTS

Cost-U-Less, Inc. (the "Company") (Nasdaq: CULS) today reported net income of $196,000, or $0.05 per fully diluted share outstanding, for the fourth quarter ended December 29, 2002, compared to net income of $301,000, or $0.08 per fully diluted share outstanding, for the corresponding quarter last year. The results include a pre-tax charge of $406,000 for damage resulting from Supertyphoon Pongsona that struck the island of Guam on December 8, 2002. The Company continues to work with its insurance company to resolve coverage issues that may result in a recovery of some or all of this charge. As previously reported by the Company on December 11, 2002, its two stores on the island of Guam suffered damage from Supertyphoon Pongsona resulting in the immediate closure of both stores. The Company's Tamuning store, opened in 1995, lost its generator and freezer-cooler equipment in the storm, but reopened shortly thereafter on December 12. The Dededo store, opened in 1992, suffered more substantial damage, and will require reconstruction. The Company is in the process of working with the landlord to rebuild the store and believes it will be ready to reopen in late 2003.

Same store sales (stores open a full 13 months), rose 0.3% for Q4 2002 compared to the same quarter a year ago. Total sales for the quarter decreased 2.9% to $45.3 million compared to $46.7 million for the same period a year ago due primarily to the closure of the Company's Dededo store in Guam. Operating income increased 22% to $741,000 for the fourth quarter ended December 29, 2002, compared to $609,000 for the corresponding quarter last year. EBITDA, (earnings before interest, taxes, depreciation and amortization), for fiscal Q4 2002 was $860,000 compared to $1,045,000 for the same period a year ago.

"We are pleased to complete 2002 so strongly, especially given the difficult circumstances," said J. Jeffrey Meder the Company's President and Chief Executive Officer. "Early in the quarter we were facing logistics issues due to the dockworker strike and then towards the end of the quarter we experienced Pongsona. Despite these challenges, we recorded a profitable quarter, our fourth consecutive quarter of positive same store sales and operating income increased significantly from a year ago."

Gross margin rose 0.7 points to 17.2% of sales as compared to the same period a year ago due to improvements in merchandising and store operations. Improved buying reduced the cost of sales, margins were higher on seasonal sales, and stores experienced less damage and inventory shrink than they did in the same period a year ago.

The Company's working capital position also continued to improve. The current ratio stood at 1.22 for the quarter ended December 29, 2002, compared to 1.16 for the quarter ended September 29, 2002, and 1.11 for year ended December 30, 2001.

The Company is currently working with a financial institution to secure a replacement line of credit to meet its working capital needs. The Company's current lender has indicated that it will not renew the existing line of credit beyond its expiration date of April 1, 2003, although they have stated that they will extend its terms until such time as the Company finalizes its replacement facility. Although the Company has not entered into any formal agreement with respect to the new line of credit, it intends to secure the line of credit as soon as possible.

Cost-U-Less currently operates ten stores due to the December 8, 2002 closure of its Dededo, Guam store as a result of damage sustained from Supertyphoon Pongsona. The Company's stores are located in the Caribbean and Pacific region:
U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with fourth parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company's filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-222-5022 x141

                                COST-U-LESS, INC.
              UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                ($ in thousands, except share and per share data)

                                       13 WEEKS ENDED         13 WEEKS ENDED        52 WEEKS ENDED         52 WEEKS ENDED
                                        Dec. 29, 2002         Dec. 30, 2001          Dec. 29, 2002         Dec. 30, 2001
                                        -------------         -------------          -------------         -------------
Net sales                                     $45,312               $46,666               $176,190              $177,856
Merchandise costs                              37,504                38,990                146,975               148,924
                                   -------------------------------------------------------------------------------------
Gross profit                                    7,808                 7,676                 29,215                28,932
Operating expenses:
    Store                                       5,554                 5,511                 22,181                21,288
    General and administrative                  1,513                 1,532                  5,934                 5,786
    Store opening                                   0                    24                     14                    68
                                   -------------------------------------------------------------------------------------
Total operating expenses                        7,067                 7,067                 28,129                27,142
                                   -------------------------------------------------------------------------------------
Operating income                                  741                   609                  1,086                 1,790
Other income (expense):
    Net interest                                 (88)                 (115)                  (375)                 (589)
    Other                                       (327)                  (38)                  (236)                 (155)
                                   -------------------------------------------------------------------------------------
Income before income taxes                        326                   456                    475                 1,046
Income tax provision                              130                   155                    190                   490
                                   -------------------------------------------------------------------------------------
Net income                                       $196                  $301                   $285                  $556
                                   =====================================================================================
Earnings per common share:
Basic and Diluted                               $0.05                 $0.08                  $0.08                 $0.15

Weighted average common shares
outstanding:                                3,606,376             3,606,376              3,606,376             3,606,376

Weighted average common shares
outstanding, assuming dilution.             3,608,228             3,609,560              3,614,514             3,607,238

Earnings Before Interest, Taxes,
Depreciation and Amortization
(EBITDA):                                        $860                $1,045                 $2,681                $3,521

                                COST-U-LESS, INC.
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                ($ in thousands)

                                                       December 29, 2002             December 30, 2001
                                                       -----------------            -------------------
                  ASSETS

Current assets:
   Cash and cash equivalents                                      $2,383                        $2,660
   Insurance receivable                                            1,460
   Accounts receivables, net                                       2,517                         2,117
   Inventories, net                                               18,626                        19,360
   Other current assets                                              911                         1,104
                                                       -----------------            ------------------
     Total current assets                                         25,897                        25,241
Property and equipment, net                                       13,510                        15,464
Deposits and other assets                                            783                           901
                                                       -----------------            ------------------
     Total assets                                                $40,190                       $41,606
                                                       =================            ==================

 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Line of credit                                                 $2,367                        $2,173
   Accounts payable                                               15,449                        15,885
   Accrued expenses and other liabilities                          3,107                         4,348
   Current portion of long-term debt                                 267                           267
                                                       -----------------            ------------------
     Total current liabilities                                    21,190                        22,673
Deferred rent                                                        529                           515
Long-term debt, less current portion                               2,811                         3,077
Other long-term liabilities                                           65
                                                       -----------------            ------------------
     Total liabilities                                            24,595                        26,265
Total shareholders' equity                                        15,595                        15,341
                                                       -----------------            ------------------
     Total liabilities and shareholders' equity                  $40,190                       $41,606
                                                       =================            ==================